Exhibit 99.3

A Phase 1b/2 study of batiraxcept (AVB-S6-500) in combination with cabozantinib, cabozantinib and nivolumab, and as monotherapy in patients with advanced or metastatic clear cell renal cell carcinoma (NCT04300140)

Background:

In clear cell renal cell carcinoma (ccRCC) the constitutive expression of hypoxia induced factor 1-α leads to increased expression of AXL. AXL overexpression has been associated with the development of resistance to VEGF inhibitors and suppression of the innate immune response through inhibition of macrophage-driven inflammation. Batiraxcept is a recombinant fusion protein dimer containing an extracellular region of human AXL combined with the human immunoglobulin G1 heavy chain (Fc), which demonstrates highly potent, specific AXL inhibition. In preclinical studies using the 786-O, M62, and SN12L1 tumors, batiraxcept monotherapy resulted in a significant reduction of tumor growth compared to control. In healthy volunteer and ovarian cancer clinical studies, batiraxcept was well tolerated with no dose-related adverse events, and a maximum tolerated dose was not reached. Therefore, batiraxcept could be tested as either a monotherapy or in combination with standard of care drugs in patients with metastatic ccRCC.

The Phase 1b dose-escalation portion of this study evaluated batiraxcept in combination with standard of care cabozantanib in patients who progressed on or after first line therapy. No DLT was observed at either of two batiraxcept doses evaluated. The recommended Phase 2 dose of batiraxcept has been identified as 15 mg/kg every 2 weeks (q2w) with cabozantinib 60 mg based upon safety, PK/PD, and preliminary efficacy data.

Methods:

This Phase 2, multi-center, open-label study includes three parts: Part A) batiraxcept 15 mg/kg q2w in combination with cabozantinib 60 mg daily for ccRCC subjects who have progressed on or after one line of therapy, n=25. Part B) batiraxcept 15 mg/kg q2w with cabozantinib 40 mg daily and nivolumab at the investigator’s choice (240 mg q2w or 480 mg q4w) for first line treatment of advanced or metastatic ccRCC subjects, n=20. If no safety signals are observed in the first 6 subjects enrolled, 10 subjects will be enrolled in the first stage of a Simon 2-stage minmax statistical design. If ≥ 6/10 subjects achieve PR or CR, stage 2 will open to enroll up to 20 total subjects. Part C) batiraxcept 15 mg/kg q2w monotherapy for subjects with advanced/metastatic ccRCC ineligible for curative intent therapies, n=10.

The primary objective for each arm is objective response rate by RECIST v1.1. Secondary objectives include safety, duration of response, clinical benefit rate, progression free survival by RECIST v1.1, and overall survival. Exploratory objectives include pharmacokinetic and pharmacodynamic assessments.

The Phase 2 portion of this Ph1b/2 study is currently enrolling. Clinical trial information: NCT04300140